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Exhibit 99.1

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For Immediate Release

Contact:	Tim McKenna (investors and media) 312-580-4637 John Haudrich (investors) 314-746-1266 Mylène Labrie (Canada) 514-864-5103

SMURFIT-STONE, THROUGH AN INDIRECT SUBSIDIARY, TO ISSUE NEW
SENIOR NOTES

        CHICAGO, July 14, 2004—Stone Container Corporation (the "Company"), a wholly-owned subsidiary of Smurfit-Stone Container Corporation (Nasdaq: SSCC), announced today that its wholly-owned subsidiary, Stone Container Finance Company of Canada II ("Stone Finance II"), is pursuing through a private placement the issuance of $200 million of Senior Notes (the "Notes").

        Proceeds of the Note issuance (after deduction of discounts and commissions, fees and other expenses associated with the sale of the Notes) will be primarily used to redeem approximately $185 million outstanding aggregate principal amount of 11 1/2% Senior Notes due 2006 that were issued by Stone Container Finance Company of Canada, a wholly-owned subsidiary of the Company.

        The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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        Smurfit-Stone Container Corporation (NASDAQ: SSCC) is the industry's leading integrated manufacture of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; clay-coated recycled boxboard; and is the world's largest collector and marketer of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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SMURFIT-STONE, THROUGH AN INDIRECT SUBSIDIARY, TO ISSUE NEW SENIOR NOTES